UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 24, 2012

Indiana Community Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 25, 2012, Indiana Community Bancorp (the “Registrant”) and Old National Bancorp (“Old National”) jointly announced the signing of a definitive agreement (the “Agreement”) pursuant to which the Registrant will be merged with and into Old National (the “Merger”).  Simultaneously with the Merger, Indiana Bank and Trust Company, an Indiana commercial bank and wholly-owned subsidiary of the registrant, will merge with and into Old National Bank, a national banking association and wholly-owned subsidiary of Old National.

The Agreement provides that upon the effective date of the Merger (the “Effective Time”) each share of common stock of Registrant will be exchanged for 1.90 shares of common stock of Old National (the “Exchange Ratio”).  Notwithstanding the foregoing, if the shareholders’ equity of Registrant as of the end of the month prior to the Effective Time (after certain adjustments prescribed by the Agreement) is less than $65.862 million, the Exchange Ratio will be decreased to a quotient determined by dividing the Adjusted Purchase Price (defined below) by the total number of shares of Registrant common stock outstanding at the Effective Time and further dividing that by the Average ONB Closing Price.  The “Adjusted Purchase Price” is the Purchase Price (defined below) less the difference between $65.862 million and the Registrant’s consolidated shareholders’ equity as of the end of the month prior to the Effective Time, multiplied by 120%.   The “Purchase Price” is the Exchange Ratio in effect at the time of adjustment multiplied by the Average ONB Closing Price multiplied by the total number of shares of Registrant common stock outstanding at the Effective Time.  The Average ONB Closing Price is the average of the per-share closing prices of a share of Old National common stock during the ten trading days preceding the fifth calendar day preceding the Effective Time of the Merger.

The Agreement also provides that if the aggregate delinquent loans (as defined in the Agreement) of Registrant as of the 10th day preceding the closing date are greater than $34.5 million, the Exchange Ratio will be decreased based on a sliding scale agreed to by the parties, with the maximum adjustment being a .6422 decrease to the Exchange Ratio.  Such adjustment is to be made following the shareholders’ equity adjustment provided above.

The Agreement also provides that if the credit mark applied to the Special Loans (as defined in the Agreement) of Registrant using the reserves related to the Special Loans as of December 31, 2011, and excluding any charge offs related to the Special Loans after December 31, 2011, as determined by Old National (in a manner consistent with the methodology and using the assumptions Old National used to determine such credit mark as of the date of the Agreement) as of the tenth (10th) day preceding the closing date is less than $31.982 million or greater than $33.982 million, the Exchange Ratio will be adjusted upward or downward based on a sliding scale agreed to by the parties, provided that the increase in the adjustment to the Exchange Ratio will not exceed 0.0987 and the decrease will not exceed .3853.  Notwithstanding the foregoing any cumulative decrease in the Exchange Ratio based on increased delinquent loans and an increased credit mark on the Special Loans will not exceed .5604.

In addition, immediately prior to or contemporaneously with the completion of the Merger, Old National will fund the redemption by the Registrant, or the purchase by Old National, from the United States Department of the Treasury (“UST”) of each share of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) issued and outstanding on such date (such purchase, the “TARP Purchase”).  Old National may, but is not required to, fund the purchase by Old National or the Registrant of the warrant issued on December 12, 2008 to the UST in connection with the issuance of the TARP Preferred Stock (the “TARP Warrant”).  The amount estimated to the fund the redemption or purchase of the outstanding TARP Preferred Stock is $21,500,000

The Registrant will have the right to terminate the Agreement if the average closing prices of Old National common stock during a period of ten consecutive days preceding the date on which all required regulatory approvals (including any waiting period) and ICB shareholder approval of the Merger have been received is less than $9.896 and Old National common stock underperforms the Nasdaq Bank Index by twenty percent, unless Old National were to elect to make a compensating adjustment to the Exchange Ratio.

Old National will have the right to terminate the Agreement if as of the tenth day prior to the closing date, Registrant’s delinquent loans exceed $49.5 million, if Registrant’s consolidated shareholders’ equity (as defined in the Agreement) is less than $59.862 million as of the end of the month prior to the closing, or if the credit mark on the Special Loans exceeds $43.982 million.

At the Effective Time of the Merger, each option to purchase Registrant common stock will fully vest and be converted into the right to receive options for a number of shares of Old National common stock equal to the Exchange Ratio times the number of shares of Registrant common stock subject to such options, for the same aggregate option price in effect for the Registrant stock options immediately prior to the effective date of the Merger.  Any shares of restricted stock (except for the 21,000 shares granted to John K. Keach, Jr.) which are subject to transfer restrictions at the Closing of the Merger will have those transfer restrictions lapse at Closing.

A copy of the Agreement is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Based on a $12.00 per share Old National Bancorp stock price (which is based on a 20-day average from December 21, 2011, to January 20, 2012) the transaction has an aggregate value of approximately $79.2 million.

Old National will offer a two-year employment agreement to John K. Keach, Jr., the President and CEO, of Registrant, at an annual salary of $200,000.  He will also receive a signing bonus equal to the amount he may receive under Section 280G of the Code without adverse tax consequences to him or to Old National.

Mark Gorski, the Registrant’s Executive Vice President and Chief Financial Officer, will be employed by Old National Bank following the effective date of the Merger.  He has also been offered a one-year annually renewable severance agreement which will provide him a severance payment equal to one year of his salary if he is terminated during the term of that agreement.

Concurrently with the execution of the Agreement, each of Registrant’s directors entered into a voting agreement with Old National under which the directors have agreed to vote their shares of Registrant common stock in favor of the Agreement and the Merger at the special meeting of Registrant’s shareholders at which these matters are to be considered.  Under the voting agreement, the directors have agreed not to transfer any shares of Registrant’s common stock they currently hold in an effort to avoid this agreement.  A copy of the voting agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Subject to certain terms and conditions, the board of directors of Registrant will recommend the approval and adoption of the Agreement and the Merger contemplated thereby, and will solicit proxies voting in favor of the Agreement from Registrant’s shareholders.  Registrant has agreed to pay Old National a termination fee of $3,250,000 upon termination of the Agreement because (1) the Registrant enters into or announces its intent to enter into a competing acquisition proposal, (2) the Registrant fails to recommend the Merger to its shareholders, or (3) (a) the Registrant’s shareholders fail to approve the Merger, or (b) a quorum is not convened for the shareholder meeting and, in the case of (a) or (b), within 12 months after termination, Registrant closes a competing acquisition.

The Merger will be accounted for as a purchase and is expected to close in the second quarter of 2012.  The Agreement has been approved by the boards of directors of Registrant and Old National.  However, the closing of the Merger is subject to other conditions, including the approval of the Merger by the shareholders of Registrant, the receipt of regulatory approvals, and the effectiveness of a registration statement to be filed by Old National with the Securities and Exchange Commission with respect to the common stock of Old National to be issued in the Merger.

Cautionary Statement

The representations, warranties and covenants contained in the Agreement were made only for purposes of such Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Registrant, or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Registrant’s or Old National’s respective public disclosures.

Pursuant to General Instruction F to Form 8-K, a press release issued jointly by Registrant and Old National is attached hereto as Exhibit 99.1.

Item 2.02.  Results of Operations and Financial Condition.

On January 25, 2012, the Registrant issued a press release reporting its results of operations and financial condition for the fourth fiscal quarter and twelve months ended December 31, 2011.

A copy of the press release is attached as Exhibit 99.2 to this Current Report and is incorporated herein by reference.  The information disclosed under this Item 2.02, including Exhibit 99.2 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger between Indiana Community Bancorp and Old National Bancorp dated January 24, 2012
10.1	Voting Agreement dated January 24, 2012
99.1	Joint Press Release dated January 25, 2012
99.2	Press Release dated January 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 25, 2012	INDIANA COMMUNITY BANCORP

	By:	/s/ Mark T. Gorski
Mark T. Gorski, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger among Indiana Community Bancorp and Old National Bancorp dated January 24, 2012
10.1	Voting Agreement dated January 24, 2012
99.1	Joint Press Release dated January 25, 2012
99.2	Press Release dated January 25, 2012